UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation (the “Company”).

On October 1, 2014, Starboard Value LP delivered the following materials to shareholders of the Company:

September 24, 2014

Dear Fellow Darden Shareholders:

The 2014 Annual Meeting (the “Annual Meeting”) of Darden Restaurants, Inc. (the “Company”) is less than three weeks away.  We appreciate the tremendous support we continue to receive from shareholders.  As shareholders, collectively, we have an exciting opportunity to restore Darden to the prominence it once enjoyed by electing supremely qualified and deeply committed directors.

As one of the largest shareholders of Darden, our interests are directly aligned with yours.  We have assembled a team of incredibly qualified independent director candidates with substantial experience and relevant skill sets in areas critical to Darden.  Our nominees are ready to immediately fill the leadership void that the current board of directors (the “Board”) has created.  These nominees, in conjunction with Starboard and its advisors, have developed a comprehensive turnaround plan to drive significant long-term shareholder value creation at Darden.

Unfortunately, since the current Board does not appear to believe it can get shareholders’ support through arguments based on merits, it has resorted to a series of desperate tactics aimed at trying to confuse shareholders by repeating obviously false statements regarding our nominees’ backgrounds and plans for Darden.  We believe the Board’s intentions are highly transparent and hope that the Board immediately ceases its insulting practice of attempting to mislead shareholders.  We urge you not to be misled and to review the facts in making your voting decisions regarding the future leadership of Darden.

We have presented the facts, outlined our detailed transformation plan, and proposed a supremely qualified and well-diversified slate of director nominees with credentials specifically relevant to Darden’s business and current challenges.  We have been, and will continue to be, constructive and professional in our approach to this election contest and to the Company.

Since it appears the Company’s strategy, on the other hand, has been to misrepresent the truth with near daily press releases that either distort the facts or contain blatant falsehoods, we have decided to definitively correct some of their misinformation for the benefit of all.  This is clearly not an exhaustive list, but we hope that fixing some of the most blatant inaccuracies will put an end to the current Board's shameful and relentless spread of completely false information.  We hope you will pay no heed to the Company’s repeated unprofessional and unethical tactics and vote your shares on the WHITE proxy card so we can give ourselves, as shareholders, the highest probability of successfully turning around Darden and unlocking substantial value for years to come.

FALSE DARDEN CLAIM:  Each Starboard Nominee has taken a “loyalty oath” to Starboard’s agenda and is devoted to Starboard and “Starboard’s plan” rather than to the best interests of all shareholders.

THE FACTS: The claim that our nominees have taken some imaginary “loyalty oath” to Starboard is a fabrication designed to scare shareholders and distract from the current Board’s many failures by inappropriately impugning the independence, reputations, and character of our twelve director candidates.  Darden’s supposed “loyalty oath” is an entirely fictional concept.  The current Board took an excerpt from our proxy statement blatantly out of context, deceitfully replaced certain words with new words in brackets, and spun it to fabricate their misleading message in order to scare shareholders.  The fact is that our nominees are, indeed, committed to executing a turnaround plan for Darden.  Our proxy filing in no way, shape, or form stated or suggested that our nominees would indiscriminately implement a turnaround plan without first verifying the elements of the plan as directors from inside the boardroom.

In fact, we clearly stated in our September 11th Presentation that if our nominees are elected they will “immediately begin working with Darden’s management and advisors to verify the opportunities discussed in this presentation.” For Darden to so blatantly spin an excerpt from our proxy statement in a manner to suggest that our nominees would implement a turnaround plan before verifying any of its elements is highly false and misleading.

Darden’s notion that our nominees are somehow blindly devoted to Starboard, or to Starboard’s pre-set agenda for Darden, is equally absurd.  Our nominees are independent-minded business leaders who have collectively served on over 70 public company boards.  All of our nominees understand their fiduciary duties to shareholders and are fully committed to providing strong, independent, and objective oversight as Darden Board members.

In fact, when recruiting board nominees, Starboard specifically searches for genuinely independent director candidates who have relevant histories of success as executives or board members of public companies.  As just one recent example, at Tessera Technologies, where Starboard replaced a majority of the board during a proxy contest in 2013, Starboard’s nominees have approached board service with a commitment to providing strong, independent, and objective oversight.  In a recent statement, Rick Hill, who was the incumbent Chairman during the election contest, and who is still Chairman of Tessera, acknowledged the strength and independence of Starboard’s director candidates:

“Starboard brought to the table very independent minded qualified candidates for directors. None of their candidates were ‘their lackeys’ but rather bright independent businessmen seeking to help the company succeed. For the last year I have served as Chairman of the Board and feel that I would work with any of these individuals anytime, anywhere. Today, Tessera is operating with a very cohesive board with people who only have the shareholders in mind.”

It is this same dedication to strong and independent oversight, combined with relevant skill sets and experiences directly related to Darden’s businesses, current challenges and opportunities, that Starboard sought when it set out to recruit a slate of independent directors to replace the current Board.

Additionally, what Darden has improperly and incorrectly labeled as “[Starboard’s]” plan (instead of “our” plan), in fact, represents a collective team effort of Starboard as well as the nominees over many months.  Darden continues to misleadingly quote the excerpt below from our proxy statement, while conveniently leaving out the very next sentence of the proxy statement that clearly indicates that the “plan” or “plans” being referred to are those of our nominees, not just Starboard.

“Each of our director nominees is committed to the implementation of our comprehensive turnaround plan for Darden. Therefore, in the event that our director nominees comprise a majority of the Board following the Annual Meeting, we expect that the Board will implement our comprehensive turnaround plan for Darden. While we have confidence that our director nominees’ plans for Darden will put the Company on the right path towards substantial shareholder value creation….” (emphasis added)

It is nothing short of astonishing that the current Board has taken an excerpt from our proxy statement blatantly out of context and spun it to fabricate their misleading message.

FALSE DARDEN CLAIM:  Starboard Nominees James Fogarty and William Lenehan have no experience as senior executives of large public companies.

THE FACTS:  Once again, the Company’s statements are blatantly false.  What’s perhaps even more disturbing about these false statements is that certain of the Company’s advisors knew full well that these statements regarding our nominees’ experience were false, but the Company chose to irresponsibly and repeatedly publish them regardless.  It would take the Company’s highly-sophisticated advisors very little time to confirm that Mr. Lenehan served as CEO of MI Developments Inc. (now known as Granite REIT), a publicly traded single-tenant REIT with more than $1 billion in market capitalization during the time he served.  In fact, during his time as CEO of MI Developments, Mr. Lenehan was invited to and attended a Goldman Sachs hosted “CEO Dinner” at the NAREIT Conference where only CEOs were invited.  Ironically, Goldman Sachs is currently Darden’s financial advisor.

Likewise, Mr. Fogarty served as CEO of Charming Shoppes, Inc., a publicly traded company with greater than $2 billion in revenue and $500 million in market capitalization and President and CEO of American Italian Pasta Company, a publicly traded company with several hundred million in market capitalization at the time he served in such roles.  Further, Mr. Fogarty served as Chief Financial Officer of Warnaco Group, a publicly traded company with more than $1 billion in sales and $500 million in market capitalization at the time he served, Chief Operating Officer of Lehman Brothers Holdings, a public company with tens of billions in total assets, subsequent to its bankruptcy filing, and Chief Financial Officer of Levi Strauss, a privately owned company with publicly traded debt, which had approximately $4 billion in sales and 9,000 employees at the time he served.

FALSE DARDEN CLAIM:  Starboard Nominee Lionel Nowell has no restaurant or retail executive experience whatsoever.

THE FACTS:  Besides Mr. Nowell’s impressive consumer product experience as Treasurer of PepsiCo, CFO of The Pepsi Bottling Group, and CFO of Pillsbury North America, Mr. Nowell served as a senior executive at Pizza Hut for eight years.  Pizza Hut is a restaurant company.  He also currently serves as a Director and member of the Audit Committee of American Electric Power (Chair), Reynolds American Inc., and Bank of America Corporation, three public companies with a combined market capitalization of more than $200 billion.

This behavior from Darden, its current Board, and its highly paid outside advisors is most unfortunate, unnecessary, and desperate.

We believe Darden shareholders are intelligent and realize that the Company has attempted to mislead shareholders for years.  We believe these shareholders will continue to see through the Company’s misleading sound bites.  We remain committed to providing substantive thoughts regarding the qualifications and preparedness of our slate of nominees, and hope that the current Board will show shareholders the respect they deserve by doing the same.

We greatly appreciate the support we have received so far and we urge all shareholders to support our nominees at the Annual Meeting by voting on the WHITE proxy card.  We believe Darden can be dramatically improved with new and great leadership.

To view the bios of our highly qualified nominees, please visit: http://shareholdersfordarden.com/proposed-nominees/

Importantly, we look forward to moving past this election contest and working constructively to effect positive change at Darden on behalf of all shareholders.

We look forward to your support at the Annual Meeting.

Please vote for the WHITE proxy card today.

Best Regards,

/s/ Jeffrey C. Smith

Jeffrey C. Smith

Vote for Starboard’s 12 highly qualified, independent nominees on the WHITE proxy card today.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

Starboard’s publicly filed investor materials can be accessed at www.shareholdersfordarden.com.

IMPORTANT
Tell your Board what you think! Your vote is important.  No matter how many shares of Common Stock you own, please give Starboard Value your proxy FOR the election of the Nominees by taking three steps:
●	SIGNING the enclosed WHITE proxy card,
●	DATING the enclosed WHITE proxy card, and
●	MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed WHITE voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Stockholders Call Toll-Free at: (877) 285-5990 E-mail: info@okapipartners.com

ISS AND GLASS LEWIS RECOMMEND FOR ALL TWELVE OF STARBOARD’S NOMINEES FOR DARDEN

Starboard is Extremely Gratified that the Two Leading Independent Proxy Voting Advisory Firms Have Recommended Darden Shareholders Vote for All Twelve of Starboard’s World-Class Nominees on Starboard’s WHITE Proxy Card

ISS Concludes that “Significant Board Change Is Warranted”  and Glass Lewis States that the Election of all Twelve of Starboard’s Nominees “Is More Likely to Effect Long-Term Improvements and Provide Greater Board Oversight” at Darden

ISS States thatStarboard’s Entire Director Slate “Is Endowed with an Embarrassment of Riches” and Glass Lewis Finds Starboard’s Twelve Supremely Qualified Nominees to be “Far More Compelling” and “Significantly Better-Suited” than Darden’s Proposed Nominees

Starboard Urges All Shareholders to Follow the Lead of ISS and Glass Lewis and Vote the WHITE Proxy Card to Support the Election of All Twelve of Starboard’s Highly Qualified Nominees

NEW YORK, NY – September 29, 2014 – Starboard Value LP (together with its affiliates, “Starboard“), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”)(NYSE:DRI), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today issued the following statement to Darden shareholders following reports issued by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”), the two leading independent proxy voting advisory firms, recommending that Darden shareholders vote on Starboard’s WHITE proxy card to elect all twelve of Starboard’s highly qualified nominees to the Darden Board of Directors (the “Board”) at the upcoming 2014 Annual Meeting of Shareholders (the “Annual Meeting”).

Starboard urges all Darden shareholders to support ISS’ and Glass Lewis’ calls for resounding change on the Board by voting the WHITE proxy card TODAY to elect all twelve of Starboard’s world-class nominees at the Annual Meeting.

Jeffrey C. Smith, Chief Executive Officer of Starboard Value LP, stated, “We are deeply gratified by the overwhelming support from both ISS and Glass Lewis in recommending that Darden shareholders vote for all twelve of our extremely qualified nominees at the upcoming Annual Meeting.  Both leading proxy advisory firms performed an objective, detailed analysis of this election contest, and both concluded that our director nominees are best-suited to oversee Darden.  Their overwhelming support for the election of all twelve of our director nominees provides significant validation that our complete board slate will bring the best leadership in order to oversee a successful turnaround of the Company and to select the best possible CEO to lead Darden.  We are deeply appreciative that both ISS and Glass Lewis recognized the strong qualifications and depth of experience of our slate of world-class nominees in their respective reports.  In fact, both ISS and Glass Lewis went out of their way to point out the superior qualifications of our nominees, with ISS saying that Starboard’s slate is ‘endowed with an embarrassment of riches’, and Glass Lewis concluding that our director nominees have ‘more impressive experience and track records’ than Darden’s proposed nominees.  We are confident that shareholders will reach the same conclusion as ISS and Glass Lewis when it comes to whose director slate is the best-suited to lead a transformation of Darden.”

Mr. Smith continued, “With the prospect of such an incredibly bright future for Darden in mind, we hope that shareholders will follow the lead of the two most highly-respected proxy advisory firms by voting for our twelve supremely qualified nominees on the WHITE proxy card today.  We continue to greatly appreciate the strong support from shareholders who have already voted for Starboard’s nominees on the WHITE proxy card.”

Starboard’s board slate collectively possesses the backgrounds and skill sets necessary to lead Darden and create significant long-term value for the benefit of all stakeholders.

ISS agrees:

“Against that backdrop, the slate the dissidents have assembled is endowed with an embarrassment of riches—in experience on public company boards, in significant restaurant operating experience across a number of concepts (including the experience of developing the Olive Garden concept itself), in turnarounds within and beyond the restaurant sector, in franchised and non-franchised business models, in financial expertise, even in real estate.”

Glass Lewis also agrees:

“Looking at the Dissident's slate of nominees, we see a collection of director candidates who possess a well-rounded variety of significant experiences which appear tailored to Darden's current needs. They include restaurant industry veterans who have achieved results as founders, CEOs, CFOs, executives and board members of Darden, Olive Garden, Brinker, T.G.I. Friday's, IHOP, Smith & Wollensky, Burger King, Romano's Macaroni Grill, Taco Bell, Pizza Hut, Cosi, Corner Bakery, Quality Meats, Maloney & Porcelli and Tim Horton's. Further, the Dissident's nominees have significant experience in operational turnarounds, supply-chain management, marketing, finance and real estate. Moreover, the Dissident's nominees include well-respected corporate governance experts, a number of individuals who have participated as directors in CEO search processes and shareholder representatives.”

THE TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS AGREE THAT IT IS TIME FOR A CHANGE AT DARDEN!

THE ANNUAL MEETING IS LESS THAN TWO WEEKS AWAY!

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR DARDEN INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720
(877) 285-5990 (Toll-Free)

Dear Darden Restaurants Shareholders:

The Annual Meeting of Shareholders to be held on October 10th is rapidly approaching. Please vote your shares today.

For your convenience, we offer three convenient methods to vote:

VOTE BY PHONE
Call: **1-800-454-8683**

OR

VOTE BY INTERNET
Log on: **www.proxyvote.com**

Simply return the WHITE voting instruction form.

If you need any assistance please contact Okapi Partners at Tel: 1-877-285-5990